EXHIBIT 11.1

Consent of Independent Auditors

We hereby consent to the use in this Offering Circular constituting a part of this Annual Report on Form 1-K, of our report dated April 16, 2021 relating to the consolidated financial statements of Draganfly Inc. for the years ended December 31, 2020 and 2019, which is contained in this Offering Statement.

DALE MATHESON CARR-HILTON LABONTE LLP

/s/DMCL

Chartered Professional Accountants

Vancouver, British Columbia

April 29, 2021